FORM 4/A

[_]  Check box if no longer subject
     to Section 16. Form 4 or Form
     5 obligations may continue.
     See Instruction 1(b).

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

        Filed pursuant to Section 16(a) of the Securities  Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935

             or Section 30(f) of the Investment Company Act of 1940

- ------------------------------------------------------------------------------

1. Name and Address of Reporting Person*
   Ruttum              Kurt               W.

   (Last)             (First)           (Middle)

1350 SE Flavel
               (Street)

Portland                     Oregon        97212

      (City)                (State)       (Zip)

- ------------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

   CFI ProServices, Inc.    CCTX

- ------------------------------------------------------------------------------
3. IRS or Social Security           4. Statement for        5. If Amendment,
   Number of Reporting                 Month/Year              Date of Original
   Person (Voluntary)                   11/99                     12/9/99

- ------------------------------------------------------------------------------
6.  Relationship of Reporting Person to Issuer
              (Check all applicable)

    [ ] Director                      [ ] 10% Owner
    [X] Officer (give title below)    [_] Other (specify

                                           below)

    Vice President & CFO

    ------------------------------------------------------

7. Individual or Joint/Group Filing (Check applicable line) [X] Form filed by one Reporting Person

    [_] Form filed b  y more than one Reporting Person

================================================================================


TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

====================================================================================================================================
1. Title of Security    2. Trans-     3. Trans-       4. Securities Acquired          5. Amount of        6. Owner-     7. Nature
    (Instr. 3)             action        action           (A) or Disposed of (D)         Securities          ship          of In-
                           Date          Code            (Instr. 3, 4 and 5)             Beneficially        Form:         direct
                                         (Instr. 8)                                      Owned at            Direct        Bene-
                           (Month/                                                       End of              (D) or        ficial
                             Day/      ------------     --------------------------       Month               Indirect      Owner-
                             Year)       Code    V      Amount   (A) or      Price       (Instr. 3 and 4)    (I)           ship
                                                                 (D)                                         (Instr.4)     (Instr.4)





====================================================================================================================================

Common Stock                11/26/99     P              2000      A         $8.875          3000                  D

====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report  on  a  separate line for each class of securities beneficially
          owned directly or indirectly.                                   (Over)

                            (Print or Type Responses)

SEC 1474 (8-92)

    TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
      OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

FORM 4
(CONTINUED)

            TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
               OR BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS,

                        OPTIONS, CONVERTIBLE SECURITIES)



==========================================================================================
1. Title of       2. Conver-        3. Trans-       4. Transac-         5. Number of

   Derivative        sion or           action          tion                Derivative

   Security          Exer-             Date            Code                Securities
   (Instr. 3)        cise             (Month/                              Acquired (A)

                     Price             Day/          (Instr. 8)            or D isposed
                     of                Year)                                 of (D)
                     Deriv-

                     ative                                             (Inst. 3, 4, and 5)
                     Security

- ------------------------------------------------------------------------------------------
                                                    Code      V          (A)          (D)

- ------------------------------------------------------------------------------------------

==========================================================================================



==============================================================================================================
6. Date Exer-   7. Title and Amount         8. Price    9. Number           10. Owner     11. Nature
   cisable and        of Underlying              of        of Deriv-          ship        of Indirect

   Expiration         Securities                Deriv-    ative              Form          Beneficial
   Date                                         ative     Secur-             of            Ownership

  (Month/Day/        (Instr. 3 and 4)           Secur-    ities              Deri-
     Year)                                       ity       Bene-             vative        (Instr. 4)
                                               (Instr. 5) ficially           Secu-
                                                           Owned             rity:

                                                          at End             Direct
                                                          of Month           (D) or

                                                                             Indi-
                                                           (Instr. 4         rect (I)

                                                                             (Instr. 4)

- --------------------------------------------------------------------------------------------------------------
                                  Amount

Date       Expi-                    or
Exer-      ration      Title      Number
cisable    Date                     of

                                   Shares

- -------    -------     -----         ------


==============================================================================================================

Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).  **Signature of Reporting Person:

                /s/Kurt W. Ruttum                              4/10/00

                ----------------                           -------`
                Signature                                      Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                                                          Page 2

                                                                 SEC 1474 (8-92)